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                                                                   EXHIBIT 23(a)





INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Robotic Vision Systems, Inc. on Form S-8 of our report dated December 9, 1997 appearing in the Annual Report on Form 10-K of Robotic Vision Systems, Inc. for the year ended September 30, 1997.

We also consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 9, 1997 relating to the supplemental financial statements of Robotic Vision Systems, Inc. and subsidiaries as of September 30, 1997 and 1996 and for each of the three years in the period ended September 30, 1997 appearing in the Registration Statement on Form S-3 to be dated January 20, 1998.





/s/ DELOITTE & TOUCHE LLP


Jericho, New York
January 15, 1998